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                             AETNA TO SELL DOMESTIC
                  INDIVIDUAL LIFE BUSINESS TO LINCOLN NATIONAL

Hartford, CT, May 21, 1998 -Aetna (NYSE: AET) has agreed to sell its domestic individual life insurance business to Lincoln National Corporation (NYSE: LNC) for $1 billion in cash under a definitive agreement announced today. The transaction, to be accomplished through an indemnity reinsurance agreement, is subject to federal and state regulatory approvals and other customary conditions. It is expected to close in the fall of 1998.

The transaction includes approximately $50 billion of individual life insurance in-force as well as access to a managing general agent and brokerage distribution channel. The insurance involved is in the following lines: traditional life, universal life, participating life, sponsored life and corporate-owned life insurance (COLI). It does not include Aetna's overall financial services business, including its annuities business, or its group life or international life insurance businesses.

"The sale of Aetna's U.S.-based individual life insurance business is consistent with our strategy of focusing on businesses that have greater scale, strong demographics and offer high-growth potential," Aetna Chairman and CEO Richard L. Huber said. "Further, our domestic individual life customer base represented less than 5 percent of Aetna's total life customers. In Aetna U.S. Healthcare, our large U.S. group life business continues to be an integral part of our strategy of offering a broad array of employee benefit products. In Aetna International, life insurance continues to be key to our emerging market growth strategy."

"This sale is consistent with Aetna Retirement Services' strategy of exiting slower growing businesses to focus its attention and resources on the higher-growth, higher-return financial services business," said Thomas J. McInerney, president of Aetna Retirement Services (ARS). "We also took into account that ARS is a relatively small player in the individual life business."
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"ARS will pursue our strategy of growing our assets under management, expanding our investment management capabilities and continuing to build market share in the defined contribution and annuity businesses," McInerney said. "In addition, we are committed to leveraging our existing retail distribution channels such as Financial Network Investment Corporation (FNIC). Although we no longer will be in the business of `manufacturing' individual life products in the U.S., we will continue to distribute other companies' life products to satisfy our customer needs."

Under the indemnity reinsurance agreement, Lincoln will assume the liabilities of the acquired businesses. In addition to receiving the purchase price of $1 billion, Aetna will retain approximately $225 million in statutory surplus and capital gains recognized in connection with the transfer of investment assets.

Aetna has several alternatives for use of the proceeds, including internal investments, strategic acquisitions and share repurchase. "We plan to aggressively repurchase the remaining 4.3 million shares under our current authorization in 1998," Huber said.

"In considering this transaction, we searched for a highly respected company that could provide both the best potential for success and a clear commitment to Hartford. This sale allows Lincoln National to add to their leadership position by drawing upon the many talented people throughout Aetna's domestic individual life business and offers Hartford an opportunity to retain and grow jobs."

Huber noted that while some jobs may be affected, the companies plan to rely on attrition and redeployment as much as possible over the transition period.

"Both companies plan to work together to make this a very smooth transition for our customers, agents and employees," Huber said. Lincoln National now has 600 employees in Bloomfield, Conn., and will relocate soon to a downtown Hartford facility.


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Aetna is a leading provider of health and retirement benefit plans and financial services, with three core businesses: Aetna U.S. Healthcare, Aetna Retirement Services and Aetna International. Aetna provides nearly 35 million people worldwide with quality products, services and information that help them manage what matters most: their health and financial well-being. Aetna's web site address is www.aetna.com.

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CAUTIONARY STATEMENT - Certain information in this press release is forward looking including, but not limited to, statements concerning the expected timing of the closing of the proposed transaction and Aetna's anticipated use of proceeds from the transaction. That information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties (many of which are beyond the control of Aetna) that could cause actual future events or results to differ from those forward-looking statements. These matters include, but are not limited to, the timing of receipt of regulatory approvals or other matters that would affect the ability to successfully close the transaction on a timely basis, as well as matters that would potentially affect Aetna's other sources and uses of cash. For a discussion of important risk factors that may materially affect Aetna, and its forward-looking statements in this press release, please see the risk factors contained in Aetna's 1997 Annual Report on Form 10-K and March 16, 1998 Form 8-K filed with the Securities and Exchange Commission and 1997 Annual Report to Shareholders, which risk factors are incorporated herein by reference.